Exhibit 1A-11.A

Consent of Independent Registered Public Accounting Firm

Board of Managers and Sole Member

CERES Coin LLC

We hereby consent to the use in this Offering Circular on Form 1-A of CERES Coin LLC of our report dated November 30, 2018, related to the financial statements of CERES Coin LLC as of December 31, 2017 and for the period from November 13, 2017 (date of incorporation) through December 31, 2017. Our report on the financial statements includes an explanatory paragraph expressing substantial doubt regarding CERES Coin LLC’s ability to continue as a going concern.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

December 10, 2018